Exhibit 99.5

SUSSER HOLDINGS CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTHS ENDED MARCH 31, 2015 AND MARCH 30, 2014

SUSSER HOLDINGS CORPORATION

TABLE OF CONTENTS

Page
Unaudited Consolidated Balance Sheets as of December 31, 2014 and March 31, 2015	1
Unaudited Consolidated Statements of Operations and Comprehensive Income for the three months ended March 30, 2014 (Predecessor) and March 31, 2015 (Successor)	2
Unaudited Consolidated Statements of Changes in Shareholders’ Equity for the three months ended March 31, 2015 (Successor)	3
Unaudited Consolidated Statements of Cash Flows for the three months ended March 30, 2014 (Predecessor) and March 31, 2015 (Successor)	4
Notes to Unaudited Consolidated Financial Statements	5

i

Susser Holdings Corporation

Consolidated Balance Sheets

Unaudited

(in thousands, except share amounts)

	December 31, 2014	March 31, 2015
Assets
Current assets:
Cash and cash equivalents	$58,236	$49,308
Accounts receivable, net of allowance for doubtful accounts of $77 at December 31, 2014 and $92 at March 31, 2015	61,578	60,895
Inventories, net	120,414	117,518
Other current assets	23,276	17,022

Total current assets	263,504	244,743
Property and equipment, net	1,052,357	1,096,790
Other assets:
Goodwill	993,731	991,797
Intangible assets, net	535,551	534,423
Investment in subsidiary, Sunoco LP	121,617	120,375
Other noncurrent assets	17,436	17,273

Total assets	$2,984,196	$3,005,401

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$90,355	$92,656
Accrued expenses and other current liabilities	56,148	45,796
Current maturities of long-term debt	15,558	17,086

Total current liabilities	162,061	155,538
Long-term debt	489,666	510,065
Deferred tax liability, long-term portion	406,225	399,059
Other noncurrent liabilities	38,206	38,542

Total liabilities	1,096,158	1,103,204

Commitments and contingencies:
Shareholders’ equity:
Susser Holdings Corporation shareholders’ equity:
Common stock, $.01 par value; 125,000,000 shares authorized; 21,812,724 issued and 21,794,575 outstanding at December 31, 2014 and March 31, 2015	217	217
Additional paid-in capital	1,663,664	1,663,664
Treasury stock, common shares, at cost; 194,674 as of December 31, 2014 and March 31, 2015	(1,282)	(1,282)
Retained earnings	224,643	238,801

Total Susser Holdings Corporation shareholders’ equity	1,887,242	1,901,400
Noncontrolling interest	796	797

Total shareholders’ equity	1,888,038	1,902,197

Total liabilities and shareholders’ equity	$2,984,196	$3,005,401

The accompanying notes are an integral part of these consolidated financial statements.

Susser Holdings Corporation

Consolidated Statements of Operations and Comprehensive Income

Unaudited

(in thousands)

	Three Months Ended
	March 30, 2014	March 31, 2015
	Predecessor	Successor
Revenues:
Merchandise sales	$276,375	$307,884
Motor fuel sales	1,366,577	672,673
Other income	14,663	12,802

Total revenues	1,657,615	993,359
Cost of sales:
Merchandise	182,563	205,053
Motor fuel	1,314,338	615,182
Other	1,271	420

Total cost of sales	1,498,172	820,655

Gross profit	159,443	172,704
Operating expenses:
Personnel	58,266	65,551
General and administrative	17,457	9,833
Other operating	46,093	46,066
Rent	11,826	12,177
Loss on disposal of assets and impairment charge	973	79
Depreciation, amortization and accretion	17,041	21,570

Total operating expenses	151,656	155,276

Income from operations	7,787	17,428
Other income (expense):
Interest expense, net	(3,172)	(2,558)
Equity investment in earnings of affiliates	—	5,370

Total other expense, net	(3,172)	2,812

Income before income taxes	4,615	20,240
Income tax expense	(1,389)	(6,081)

Net income and comprehensive income	3,226	14,159
Less: Net income and comprehensive income attributable to noncontrolling interest	5,049	1

Net income (loss) and comprehensive income (loss) attributable to Susser Holdings Corporation	$(1,823)	$14,158

The accompanying notes are an integral part of these consolidated financial statements.

Susser Holdings Corporation

Consolidated Statements of Shareholders’ Equity

Unaudited

(in thousands)

		Susser Holdings Corporation Shareholders
		Common Stock
	Noncontrolling Interest	Shares	Par Value	Additional Paid-In Capital	Treasury Stock	Retained Earnings	Total
Balance at December 31, 2014	$796	21,795	$217	$1,663,664	$(1,282)	$224,643	$1,888,038
Net income	1	—	—	—	—	14,158	14,159

Balance at March 31, 2015	$797	21,795	$217	$1,663,664	$(1,282)	$238,801	$1,902,197

The accompanying notes are an integral part of these consolidated financial statements.

Susser Holdings Corporation

Consolidated Statements of Cash Flows

Unaudited

(in thousands)

	Three Months Ended
	March 30, 2014	March 31, 2015
	Predecessor	Successor
Cash flows from operating activities:
Net income and comprehensive income	$3,226	$14,159
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, amortization and accretion	17,041	21,570
Amortization of deferred financing fees/debt discount, net	264	—
Loss on disposal of assets and impairment charge	973	79
Equity in earnings in unconsolidated affiliate	—	(5,370)
Distributions from unconsolidated affiliate	—	6,612
Non-cash stock based compensation	3,205	—
Deferred income tax	650	(6,582)
Excess tax benefits from stock-based compensation	(1,665)	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(45,982)	683
Inventories	(20,508)	2,896
Other assets	(201)	15,877
Accounts payable	29,758	(1,280)
Accrued liabilities	1,137	(10,352)
Other noncurrent liabilities	(2,877)	(7,517)

Net cash provided by (used in) operating activities	(14,979)	30,775

Cash flows from investing activities:
Capital expenditures	(44,295)	(87,863)
Purchase of intangibles	(920)	—
Proceeds from disposal of property and equipment	10	174
Acquisition, net of cash acquired	(93,915)	—
Redemption of marketable securities	25,952	—

Net cash used in investing activities	(113,168)	(87,689)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	24,855
Payments on long-term debt	(25,873)	(2,927)
Revolving line of credit, net	157,320	—
Proceeds from financing arrangements	—	26,058
Proceeds from issuance of equity, net of issuance costs	2,257	—
Purchase of shares for treasury	(8)	—
Excess tax benefits from stock-based compensation	1,665	—
Distributions to noncontrolling unitholders	(5,305)	—

Net cash provided by (used in) financing activities	130,056	47,986

Net increase (decrease) in cash	1,909	(8,928)
Cash and cash equivalents at beginning of year	22,461	58,236

Cash and cash equivalents at end of period	$24,370	$49,308

Supplemental disclosure of noncash investing activity:
Capital expenditures included in accounts payable and accruals at end of period	$3,648	$3,580

The accompanying notes are an integrated part of these consolidated financial statements.

Susser Holdings Corporation

Notes to Consolidated Financial Statements

Unaudited

1.	Organization and Principles of Consolidation

The consolidated financial statements are composed of Susser Holdings Corporation (“SUSS”, “Susser” or the “Company”), a Delaware Corporation, and its consolidated subsidiaries, which operate convenience stores and distribute motor fuels in Texas, New Mexico, Oklahoma and Louisiana. The Company was formed in May 2006 and in October 2006 completed an initial public offering (IPO). Susser, through its subsidiaries and predecessors, has been acquiring, operating and supplying motor fuel to service stations, convenience stores and commercial customers since the 1930’s.

On April 27, 2014, the Company entered into an Agreement and Plan of Merger (the “ETP Merger”) with Energy Transfer Partners, L.P. (“ETP”) and certain other related entities, under which ETP acquired the outstanding common shares of Susser. By acquiring Susser, ETP also indirectly acquired the general partner interest and the incentive distribution rights (“IDRs”) in Sunoco LP (formerly known as Susser Petroleum Partners LP), and approximately 11 million Sunoco LP common units (representing approximately 50.1% of Sunoco LP’s then outstanding units). Under the terms of the ETP Merger, the shareholders of Susser had the option to elect to receive either $80.25 in cash or 1.4506 ETP common units, or a combination of both, for each share held such that the that aggregate cash paid and common units issued each represent 50% of the aggregate merger consideration. All equity awards outstanding as of April 27, 2014 that had not vested on the date of completion of the ETP Merger immediately vested, with the exception of specified awards that subsequently vested on January 2, 2015. Upon consummation of the ETP Merger, awards subject to performance criteria vested as though the underlying performance criteria had been achieved at target levels. The ETP Merger closed on August 29, 2014, at which time our common stock ceased trading on the NYSE. See Note 3 for further information.

The consolidated financial statements include the accounts of the Company and all of its wholly-owned and majority-owned subsidiaries. The Company’s primary operations are conducted by the following consolidated subsidiaries:

•	Stripes LLC (“Stripes”), a Texas limited liability company, operates convenience stores located in Texas, New Mexico and Oklahoma.

•	Susser Petroleum Company LLC (“SPC”), a Texas limited liability company, operates a motor fuel consignment business and provides transportation logistics services in Texas, New Mexico, Oklahoma and Louisiana. SPC is a wholly owned subsidiary of Stripes. Prior to September 25, 2012, SPC also distributed motor fuels.

•	Sunoco LP (“SUN” or the “Partnership”), a Delaware limited partnership, distributes motor fuel and other petroleum lubricant products through its consolidated subsidiaries to SUSS and third parties in Texas, New Mexico, Oklahoma, and Louisiana. SUN was formed in June 2012 and completed an initial public offering (“SUN IPO”) on September 25, 2012.

Prior to September 2014, SUSS owned approximately 50% of the SUN common and subordinated units representing limited partner interests and owned 100% of SUN’s general partner, Susser Petroleum Partners GP LLC (“General Partner”). Subsequent to the ETP Merger, ETP acquired ownership of General Partner and the IDRs held by Susser for $83.0 million. Investments in affiliated companies in which the company exercises significant influence, but which it does not control, are accounted for in the accompanying consolidated financial statements under the equity method of accounting. As such, the Company’s investment in SUN is accounted for under the equity method of accounting effective from September 1, 2014. The Company’s consolidated statements of operations for all periods prior to September 1, 2014 include the revenues and expenses of SUN.

The Company also offers minimal third-party environmental, maintenance and construction management services to the petroleum industry (including its own sites) through its subsidiary Applied Petroleum Technologies, Ltd. (“APT”), a Texas limited partnership.

All significant intercompany accounts and transactions have been eliminated in consolidation.

2.	Summary of Significant Accounting Policies

Interim Financial Statements

The accompanying interim consolidated financial statements have been prepared in accordance with U. S. generally accepted accounting principles (“GAAP”) and all amounts at March 31, 2015 and for the three months ended March 30, 2014 and 2015 are unaudited. Pursuant to Regulation S-X, certain information and disclosures normally included in the annual financial statements have been condensed or omitted. The consolidated financial statements and notes included herein should be read in conjunction with the consolidated financial statements and notes included in our Annual Report for the year ended December 31, 2014 filed July XX, 2015.

Significant Accounting Policies

As of March 31, 2015, there were no other changes in significant accounting policies from those described in the December 31, 2014 audited consolidated financial statements.

Recently Issued and Adopted Accounting Pronouncements

FASB ASU No. 2015-03. In April 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2015-03, “Interest - Imputation of Interest - (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs.” Debt issuance costs related to a recognized debt liability shall be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this ASU. The amendments in this ASU are effective for financial statements issued with fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. The ASU requires retrospective application. We do not anticipate that the adoption of this ASU will have a material impact on the presentation of our financial statements.

FASB ASU No. 2015-05. In April 2015, the FASB issued ASU No. 2015-05 “Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement.” The amendments in this ASU provide guidance to customers about whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, then the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. The guidance will not change GAAP for a customer’s accounting for service contracts. The amendments in this ASU are effective for financial statements issued with fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. We do not anticipate that the adoption of this ASU will have a material impact on the presentation of our financial statements.

3.	Merger and Acquisitions

ETP Merger

As a result of the ETP Merger, Susser became a wholly-owned entity of ETP and applied “push down” accounting that required our assets and liabilities to be adjusted to fair value as of the date of the merger on August 29, 2014. Due to the application of “push down” accounting, our consolidated financial statements and certain footnote disclosures are presented in two distinct periods to indicate the application of two different bases of accounting between the periods presented. The periods prior to the ETP Merger are identified as “Predecessor” and the period after the ETP Merger is identified as “Successor”. For accounting purposes, management has designated the ETP Merger date as August 31, 2014, as the operating results and change in financial position for the intervening period are not material.

Management, with the assistance of a third party valuation firm, has estimated the fair value of our assets and liabilities as of the date of acquisition by ETP. Our identifiable intangible assets consist primarily of trade names, customer relationships, and liquor licenses. The amount of goodwill recorded represents the excess of our estimated enterprise value over the fair value of our assets and liabilities. The value of certain assets and liabilities, including the determination of their respective tax basis are preliminary in nature, and are subject to adjustment as additional information is obtained about the facts and circumstances that existed at the acquisition date. Management is reviewing the valuation and confirming the results to determine the final purchase price allocation. As a result, material adjustments to this preliminary allocation may occur in the future. The following table summarizes the post-deconsolidated “push down” accounting allocation to our assets and liabilities as of the date presented (in thousands):

August 31, 2014
Current assets	$219,998
Property and equipment	981,313
Goodwill	991,797
Intangible assets	541,055
Other noncurrent assets	38,216
Current liabilities	(250,894)
Deferred tax liability	(308,380)
Other noncurrent liabilities	(544,377)

Net assets	$1,668,728

Acquisitions

During the three months ended March 30, 2014, the Company completed one acquisition. The Company allocated the total purchase consideration to the assets acquired and liabilities assumed based on their respective fair values as of the acquisition date. In making its purchase price allocations, the assets and liabilities acquired in these acquisitions were valued based upon estimated fair values at the date of acquisition. The estimates used in valuing all identifiable intangible assets were based upon assumptions believed to be reasonable at the date of acquisition. The acquisition is discussed below.

Sac-N-Pac Acquisition

The Company completed the acquisition of 48 convenience stores, 19 dealer supply contracts, one stand-alone branded quick-serve restaurant, five raw tracts of land for future store development and the right to acquire two tracts of land from related entities in January 2014 (“Sac-N-Pac Acquisition”). This transaction expands our retail and wholesale operations in a rapidly growing area of central Texas. The acquisition was recorded in the financial statements by allocating the purchase price to the assets acquired, including intangible assets, and liabilities assumed based on their estimated fair values at the acquisition date. The excess of the acquisition cost over the net amounts assigned to the fair value of the assets acquired and the liabilities assumed is recorded as goodwill. The following table summarizes the final purchase accounting allocation to our assets and liabilities as of the date presented (in thousands):

January 29, 2014
Inventories	$6,879
Property and equipment	83,212
Goodwill and other intangible assets	5,400
Recapture liabilities	(949)
Other liabilities	(627)

Total consideration paid, net of cash acquired	$93,915

4.	Accounts Receivable

Accounts receivable consisted of the following:

	December 31, 2014	March 31, 2015
	(in thousands)
Accounts receivable, trade	$4,913	$4,622
Credit card receivables	33,596	35,251
Vendor receivables for rebates, branding and others	13,716	11,210
ATM fund receivables	6,202	5,800
Notes receivable, short-term	472	388
Other receivables	2,756	3,716
Allowance for uncollectible accounts	(77)	(92)

Accounts receivable, net	$61,578	$60,895

An allowance for uncollectible accounts is provided based on management’s evaluation of outstanding accounts receivable.

5.	Inventories

Effective September 1, 2014, we adopted the LIFO inventory method for fuel inventory, to align our accounting policy with that of ETP. The impact of this change was immaterial. As the LIFO method is only permitted to be applied to year-end inventory levels, we recorded an additional adjustment to increase fuel inventory by $16.0 million in December 2014, with a corresponding decrease to cost of sales. Additionally, due to the decline in fuel prices in late 2014, we recorded a $16.3 million write-down of the LIFO value of fuel inventory in December 2014.

Inventories consisted of the following:

	December 31, 2014	March 31, 2015
	(in thousands)
Merchandise	$72,287	$66,930
Fuel-retail	26,872	27,434
Fuel-consignment	7,537	9,105
Lottery	2,973	2,992
Equipment and maintenance spare parts	11,210	11,514
Allowance for inventory shortage and obsolescence	(465)	(457)

Inventories, net	$120,414	$117,518

An allowance for inventory shortage and obsolescence is provided based on historical shortage trends and management’s assessment of any inventory obsolescence.

6.	Assets Not in Productive Use

Assets Held and Used

Long-lived assets to be held and used at December 31, 2014 and March 31, 2015, classified as other noncurrent assets were $14.1 million and $14.3 million, respectively. These consist largely of under-performing retail stores that have been closed and excess land. These assets continue to be depreciated over their remaining useful life. There were no impairment charges recorded for the three month periods ended March 30, 2014 and March 31,2015, respectively. Fair value is determined based on prices of market comparables. These assets are being offered for sale; however, our expectation is that it may take longer than one year to close such sales.

Assets Held for Sale

Assets held for sale are currently under contract for sale and are expected to be closed within one year. The disposition of assets held for sale during the Predecessor three month period ended March 30, 2014 and the Successor three month period ended March 31, 2015 resulted in an immaterial gain or loss. These are included in gain/loss on disposal of assets and impairment charges in the Consolidated Statements of Operations and Comprehensive Income. As of December 31, 2014 and March 31, 2015, we had assets held for sale of $1.1 million and $0.9 million, respectively.

7.	Property and Equipment

Property and equipment consisted of the following:

	December 31, 2014	March 31, 2015
	(in thousands)
Land	$237,455	$255,075
Buildings and leasehold improvements	537,724	574,775
Equipment	246,686	264,442
Construction in progress	55,812	46,616

Total property and equipment	1,077,677	1,140,908
Less: Accumulated depreciation	25,320	44,118

Property and equipment, net	$1,052,357	$1,096,790

8.	Intangible Assets

Goodwill

The following table reflects goodwill balances and activity for the years ended December 29, 2013 and December 31, 2014 and the three months ended March 31, 2015 (in thousands):

Balance at December 29, 2013 (Predecessor)	$254,285
Goodwill related to Sac-N-Pac	988
Goodwill related to ETP “push down” accounting, net of previously recognized goodwill	738,458

Balance at December 31, 2014 (Successor)	$993,731
Goodwill adjustment related to ETP “pushdown” accounting	$(1,934)

Balance at March 31, 2015	$991,797

No impairment charges related to goodwill were recognized in 2014 or the three month period ended March 31, 2015.

Other Intangibles

The Company has finite-lived intangible assets recorded that are amortized and indefinite-lived assets that do not amortize. The indefinite-lived assets are evaluated annually for impairment. The finite-lived intangible assets consist of customer relationships, favorable leasehold arrangements, trade names and certain franchise rights, all of which are amortized over the respective lives of the agreements or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows. Customer relationships are being amortized over an average period of approximately 20 years. Favorable leasehold arrangements are being amortized over an average period of approximately 16 years. Loan origination costs were written off with the underlying debt.

Prior to September 2014, the Company’s Stripes and Laredo Taco Company trade names were being amortizied over 30 years. As of January 1, 2015, management deemed the Stripes and Laredo Taco Company trade names to be indefinite lived assets and ceased amortization.

The following table presents the gross carrying amount and accumulated amortization for each major class of intangible assets, excluding goodwill, at December 31, 2014 and March 31, 2015:

	December 31, 2014			March 31, 2015
	Gross Carrying Amount	Accumulated Amortization	Net Amount	Gross Carrying Amount	Accumulated Amortization	Net Amount
	(in thousands)
Indefinite-lived
Trade name	$—	$—	$—	$490,000	$6,508	$483,492
Liquor licenses	16,000	—	16,000	16,000	—	16,000
Finite-lived
Customer relations	13,222	1,715	11,507	13,222	1,790	11,432
Favorable lease arrangements	22,720	1,018	21,702	22,720	997	21,723
Loan origination costs	—	—	—	—	—	—
Trade names	491,292	6,745	484,547	1,292	301	991
Other	2,003	208	1,795	1,040	255	785

Intangible assets, net	$545,237	$9,686	$535,551	$544,274	$9,851	$534,423

Total amortization expense on finite-lived intangibles included in depreciation, amortization and accretion for the three months ended March 30, 2014 and 2015 was $0.3 million and $0.9 million, respectively. The loan fee amortization included in interest expense for the three months ended March 30, 2014 was $0.2 million. There was no amortization in interest expense recorded in 2015.

10.	Long-Term Debt

Long-term debt consisted of the following:

	December 31, 2014	March 31, 2015
	(in thousands)
Intercompany note payable to ETP, bearing interest at LIBOR plus 1.5%	$235,000	$235,000
Financing arrangement	269,767	291,697
Other notes payable	457	454

Total debt	505,224	527,151
Less: Current maturities	15,558	17,086

Long-term debt, net of current maturities	$489,666	$510,065

As of March 31, 2015, the carrying value of the intercompany note payable and the financing arrangement approximates fair value. Other notes payable consist of long-term, fixed-rate mortgage notes ranging from 4.0% to 7.0% maturing from 2016 to 2031. The fair value of the other notes payable is based on the par value of the loans and an analysis of the net present value of remaining payments at a rate calculated off U.S. Treasury Securities. Fair value approximates carrying value on revolving credit facilities due to their variability. The estimated fair value of the other notes payable is calculated using Level 3 inputs.

Intercompany Note

On August 29, 2014, in connection with the merger with ETP, SUSS entered into an Intercompany Promissory Note (the “Intercompany Note”) with Heritage Holdings, Inc. providing SUSS with a line of credit of up to $350 million, maturing on December 31, 2017. Initial borrowings under the Intercompany Note were used to repay the 2013 SUSS Revolver and to fund miscellaneous closing costs associated with the merger with ETP. Borrowings under the Intercompany Note accrue interest at a rate equal to the three month London interbank offer rate plus 1.5%. SUSS pays interest on the unpaid principal balance on the first business day of each month. As of March 31, 2015, borrowings under the Intercompany Note were $235.0 million.

Financing Arrangements

The Company has entered into sale leaseback transactions with SUN for 72 of its company operated sites. The gross proceeds were $311.3 million and were used to pay down the revolving credit agreement, which had been used to fund the construction costs. For GAAP purposes, the Company has not met the criteria for sale leaseback accounting due to SUN being a related party and therefore transactions accounted for as financing arrangements over the course of the lease agreement. The debt related to this transaction is included in long-term debt.

Fair Value Measurements

We use fair value measurements to measure, among other items, purchased assets, investments, leases and derivative contracts. We also use them to assess impairment of properties, equipment, intangible assets and goodwill. Fair value is defined as the price at which an asset could be exchanged in a current transaction between knowledgeable, willing parties. A liability’s fair value is defined as the amount that would be paid to transfer the liability to a new obligor, not the amount that would be paid to settle the liability with the creditor. Where available, fair value is based on observable market prices or parameters, or is derived from such prices or parameters. Where observable prices or inputs are not available, use of unobservable prices or inputs is used to estimate the current fair value, often using an internal valuation model. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the item being valued.

ASC 820 “Fair Value Measurements and Disclosures” prioritizes the inputs used in measuring fair value into the following hierarchy:

Level 1	Quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2	Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable;

Level 3	Unobservable inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

10.	Related-Party Transactions

We lease nine convenience stores and two dealer sites from Sam L. Susser, several of his family members, and several entities wholly or partially owned by Mr. Susser. The leases are classified as operating leases and provide for minimum annual rentals of approximately $2.0 million in 2015 through 2017, $1.9 million in 2018 and $1.8 million in 2019. The lease expiration dates range from 2018 to 2021, with additional option periods extending from 2018 to 2062. The additional option periods generally contain future rent escalation clauses.

Sam L. Susser owns an aircraft, which was used by us for business purposes in the course of operations while he was Chief Executive Officer. We paid Mr. Susser a fee based on the number of hours flown, maintenance, and upkeep, and reimbursed the aircraft management company for fuel and the actual out-of-pocket costs of pilots and their related expenses for Company use of the aircraft. In connection with this arrangement, we made payments to Mr. Susser in the amount of $0.1 million during the three months ended March 30, 2014. The company made no payments for the charter air craft for the period January 1, 2015 through March 31, 2015. In connection with the ETP Merger, Mr. Susser stepped down as CEO and his use of the plane for business purposes has diminished substantially. We do not anticipate that his use in the future will be material. Based on current market rates for chartering of private aircraft, we believe that the terms of this arrangement are no worse than what we could have obtained in an arm’s length transaction.

Sam J. Susser and Jerry Susser collectively own a 14.82% noncontrolling interest in Susser Company, Ltd., a consolidated subsidiary of the Company. Susser Company, Ltd. owns two convenience store properties that are leased to the Company under operating leases, oil and gas royalties, and undeveloped properties. The lease payments to Susser Company are $47 thousand and $47 thousand for the three months ended March 30, 2014 and 2015, respectively. The future minimum lease payments are $0.2 million in 2015 through 2018 and $0.1 million in 2019. Sam J. and Jerry Susser do not receive any compensation or distributions as a result of their ownership of Susser Company, Ltd. and their voting rights have been assigned to a subsidiary owned by the Company.

In conjunction with the ETP transaction, we no longer consolidate SUN but include it as an equity method investment. Prior to the ETP transaction we had fully consolidated SUN and therefore eliminated intercompany transactions. As such, the following affiliated balances with both SUN and ETP are included in our balance sheet as of March 31, 2015:

•	SUN has purchased 72 sites from the Company since their IPO for a total of $311.3 million at March 31, 2015. These stores have been treated as financing obligations by the Company and the balances are included the tables for long-term debt presented in Note 9.

•	The Company purchases all of the fuel for resale at convenient stores and consignment locations from SUN. This payable related to these purchases was $49.2 million and is included in accounts payable.

•	There is a $0.7 million receivable from ETP related to our payment on taxes due from employees of the Company in relation to stock vestings that occurred after the transaction.

•	There is a 0.1 million receivable from Sunoco, LLC related to fuel sales with SPC.

Related party transactions with SUN for the Predecessor three months ended March 30, 2014 and the Successor three months ended March 31, 2015 are as follows (in thousands):

	Three Months Ended
	March 30, 2014	March 31, 2015
	Predecessor	Successor
Motor fuel purchases from SUN	$766,090	$487,500
General and administrative expenses allocated to SUN, including equity-based compensation	835	—
Allocated cost of employees to SUN	3,414	3,011
Distributions from SUN	5,307	54
Transportation charges to SUN for delivery of motor fuel	13,257	14,519
Rent Expense to SUN	3,020	5,838
Proceeds from sale-leaseback of stores to SUN	27,300	25,156
# of stores sold	7	6

11.	Commitments and Contingencies

Leases

The Company leases a portion of its convenience store properties under non-cancellable operating leases whose initial terms are typically 10 to 20 years, along with options that permit renewals for additional periods. Minimum rent is expensed on a straight-line basis over the term of the lease. In addition to minimum rental payments, certain leases require additional contingent payments based on sales or motor fuel volume. The Company is typically responsible for payment of real estate taxes, maintenance expenses and insurance.

The components of net rent expense are as follows:

	Three Months Ended
	March 30, 2014	March 31, 2015
	Predecessor	Successor
	(in thousands)
Cash rent:
Store base rent	$12,022	$12,007
Equipment rent	347	239
Contingent rent	68	58

Total cash rent	12,437	12,304
Non-cash rent:
Straight-line rent	(53)	(127)
Amortization of deferred gain	(558)	—

Net rent expense	$11,826	$12,177

Letters of Credit

Letter of Credit previously issued under the SUSS Revolver were assigned to ETP at the time of the ETP Merger. As of December 31, 2014, the total amount of these assigned letters of credit was $2.8 million.

12.	Interest Expense and Interest Income

The components of net interest expense are as follows:

	Three Months Ended
	March 30, 2014	March 31, 2015
	Predecessor	Successor
	(in thousands)
Cash interest expense	$3,122	$2,744
Capitalized interest	(88)	(155)
Amortization of loan costs and issuance discount, net	265	—
Cash interest income	(127)	(31)

Interest expense, net	$3,172	$2,558

13.	Income Tax

Our interim provision for income taxes is based on our estimated annual effective tax rate for the year of 32.1% plus any discrete items. For the three months ended March 31, 2015, our computed tax rate was 30.1%, as compared to the computed tax rate for the three months ended March 30, 2014 of 30.0%. These tax rates are computed as a percentage of net income before taxes and before reduction for noncontrolling interest. Included in our provision for income tax is a tax imposed by the state of Texas of 0.5% of gross profit in Texas (“margin tax”). SUN, as a limited partnership, is not generally subject to state and federal income tax, with the exception of the margin tax in the state of Texas. SUN is subject to margin tax in the state of Texas and is included in the SUSS combined margin tax return. In addition, SUSS includes its share of the components of SUN’s taxable income in its U.S. and state income tax returns.

It is the Company’s policy to recognize interest and penalties related to uncertain tax positions in general and administrative expense. The Company files several income tax returns as well as either state income or franchise tax returns in Texas, Oklahoma, New Mexico and Louisiana.

On August 29, 2014, ETP acquired 100% of the outstanding stock of the Company. As a result of this transaction, ETP applied “push down” accounting that adjusted the book carrying value of its assets and liabilities to reflect their estimated fair values at the time of this transaction. This adjustment required the recording of additional deferred tax assets and liabilities to reflect the new differences in the book and tax basis. The net impact to deferred taxes associated with these estimated purchase accounting adjustments was the recording of an approximately $291 million of additional deferred tax liabilities with a corresponding increase in goodwill.

On September 19, 2014, the Company sold the general partner interest in SUN to its parent ETP. As a result of this transaction, the Company no longer consolidates SUN with the Company’s results. The de-consolidation of SUN included the removal of certain deferred tax attributes associated with the Partnership’ subsidiary, Propco, from the Company’s financial statements.

The Company has determined that it is more likely than not that all deferred tax assets will be realized, and has therefore determined that no valuation allowance is needed as of December 31, 2014 and March 31, 2015.

Uncertain Tax Positions

It is the Company’s policy to recognize interest and penalties related to uncertain tax positions in general and administrative expense. The Company files income and gross franchise tax returns in the U.S. federal jurisdiction, Texas, Oklahoma, New Mexico and Louisiana. The Company is subject to examination in Texas for the 2009 through 2014 tax years. Federal, Oklahoma, New Mexico and Louisiana are subject to examination for 2011-2014 tax years.

As of December 31, 2014, all tax positions taken by the Company are considered highly certain or more likely than not. There are no positions the Company reasonably anticipates will significantly increase or decrease within 12 months of the reporting date, and therefore no adjustments have been recorded related to unrecognized tax benefits.

14.	Share-Based Compensation

The Company adopted the Susser Holdings Corporation 2006 Equity Incentive Plan (the 2006 Plan) on October 18, 2006. The 2006 Plan provides that an aggregate number of 2,637,277 shares may be issued under this plan. On May 21, 2013, the Company adopted the Susser Holdings Corporation 2013 Equity Incentive Plan (the 2013 Plan). The maximum aggregate number of shares of Common Stock that may be issued pursuant to awards granted under the 2013 Plan was 1,750,000. Any shares of Common Stock delivered under the 2013 Plan consisted of authorized and unissued shares, or treasury shares. Concurrent with the ETP Merger, substantially all of the outstanding grants vested, or were converted to ETP restricted or phantom units. No Susser options, restricted shares or restricted stock units remained outstanding subsequent to August 29, 2014.

Following is a summary of options, restricted stock and restricted stock units which have been granted under the Company’s plans:

	Stock Options
	Number of Options Outstanding	Weighted Average Exercise Price
Balance at December 29, 2013	548,120	17.17
Granted	—	—
Exercised	(194,255)	10.85
Forfeited or expired	(10,500)	50.21

Balance at March 30, 2014	343,365	$19.73

Exercisable at March 30, 2014	234,061	$13.17

Vested and expected to vest at March 30, 2014	337,669	$19.77

	Restricted Stock
	Number of Shares	Grant-Date Average Fair Value Per Share
Nonvested at December 29, 2013	159,558	29.39
Granted	18,831	60.58
Vested	(8,740)	44.05
Forfeited	(6,394)	28.33

Nonvested at March 30, 2014	163,255	$32.39

	Restricted Stock Units
	Number of Units	Grant-Date Average Fair Value Per Unit
Nonvested at December 29, 2013	539,739	43.42
Granted	191,009	58.15
Vested	—	—
Forfeited (1)	(225,741)	44.26

Nonvested at March 30, 2014	505,007	$49.91

Remain subject to performance criteria	332,408	$56.98

(1)	Includes a total of 186,397 units forfeited due to incomplete attainment of all performance criteria.

During the first quarter of 2014, we granted 18,831 shares of restricted stock with an aggregate fair value of $1.1 million. During the first quarter of 2014, we granted 191,009 restricted stock units with an aggregate fair market value of $11.1 million Included in the restricted stock units granted are 30,364 units subject to market performance conditions that were valued at an aggregate $1.4 million using a Lattice Model.

Phantom Common Unit Awards

Prior to the ETP Merger, SUN had issued a total of 54,669 phantom unit awards to certain directors and employees of SUSS under the Susser Petroleum Partners LP 2012 Long Term Incentive Plan (“2012 LTIP”), of which 6,354 were issued in 2014 with an aggregate fair value of $0.2 million. The fair value of each phantom unit on the grant date was equal to the market price of our common unit on that date, adjusted as necessary to reflect the right to receive distributions on unvested shares. The estimated fair value of our phantom units is amortized over the vesting period using the straight-line method. All unvested phantom awards outstanding at August 29, 2014 vested concurrent with the ETP Merger. Stock-based compensation expense was $3.2 million during the three months ended March 30, 2014.

15.	Subsequent Events

Subsequent events have been evaluated through July 14, 2015, the date the consolidated financial statements were available to be issued.

On July 14, 2015, SUN entered into a Contribution Agreement (the “Contribution Agreement”) with the Company, Heritage Holdings, Inc. (“HHI”), ETP Holdco Corporation (“ETP Holdco” and together with HHI, the “Contributors”), Sunoco GP LLC, the General Partner of SUN, and ETP. Pursuant to the terms of the Contribution Agreement, SUN agreed to acquire from the Contributors 100% of the issued and outstanding shares of capital stock of the Company. Pursuant to the terms of the Contribution Agreement, ETP has agreed to guarantee all of the obligations of the Contributors under the Contribution Agreement.